UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)1))

☑ Definitive Information Statement

FASTFUNDS FINANCIAL CORPORATION

(Name of Registrant As Specified In Charter)

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EXPLANATORY NOTE

This Amendment No. 1 to the Definitive Information Statement of FastFunds Financial Corporation (the “Company”), previously filed on December 16, 2014, amends only the last bullet point of the last paragraph of the section titled “Common Stock Holdings” that was originally set forth on page 4, as well as certain dates.

FASTFUNDS FINANCIAL CORPORATION

319 Clematis Street, Suite 400

West Palm Beach, Florida 33401

December 18, 2014

Dear Shareholder:

This Information Statement is furnished to holders of shares of common stock, $.001 par value (the "Common Stock") of FastFunds Financial Corporation (the "Company").  We are sending you this Information Statement to inform you that on December 1, 2014, the Board of Directors of the Company unanimously adopted the following resolutions:

1)	To seek shareholder approval to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's Common Stock at the sole discretion of the Board of Directors, to effect a reverse split of the Company's Common Stock based upon a ratio of not less than one-for-one hundred (1 for 100) nor more than one-for-six hundred (1 for 600) shares.

Thereafter, on December 1, 2014, pursuant to the By-Laws of the Company and applicable Nevada law, shareholders of the Company holding 8,618,747,434 shares of Common Stock and equivalents of the Corporation eligible to vote, representing approximately 53% of the total securities of the Company eligible to vote approved this proposal.

This proposal will not become effective until the date which shall be no sooner than the expiration of 20 days after the Information Statement is sent to stockholders and notification to and approval by FINRA of the same, but no later than January 31, 2015. In addition, notwithstanding approval of this proposal by the shareholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our shareholders.

The Board of Directors believes that the proposed reverse stock split is beneficial to the Company because it provides the Company with the flexibility it needs to complete potential acquisitions consistent with its Business Plan and remain in compliance with certain covenants of outstanding loans.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED

TO SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the eligible voting shares of our Common Stock. The resolutions will not become effective before the date which is 20 days after this Information Statement was first mailed to shareholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the shareholders of the Company.

This Information Statement is being mailed on or about December 26, 2014 to shareholders of record on December 18, 2014 (the "Record Date").

/s/ Henry Fong
Henry Fong, President

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

December 18, 2014

FASTFUNDS FINANCIAL CORPORATION

NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under Securities and Exchange Act of 1934, as amended, and applicable Nevada law.  No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Laws of Nevada are afforded to the Company's shareholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information Statement, which are anticipated to be less than $5,000.00, will be paid by the Company.

DESCRIPTION OF THE CORPORATION

CORPORATE HISTORY: FastFunds Financial Corporation (the “Company” or “FFFC”) is a holding company, and through January 31, 2006, operated primarily through its wholly-owned subsidiary Chex Services, Inc. (“Chex”). FFFC was previously organized as Seven Ventures, Inc. (“SVI”). Effective June 7, 2004, Chex merged with SVI (the “Merger”), a Nevada corporation formed in 1985. At the date of the Merger, SVI was a public shell with no significant operations. The acquisition of Chex by SVI was recorded as a reverse acquisition based on factors demonstrating that Chex represents the accounting acquirer. The historical stockholders’ equity of Chex prior to the exchange was retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the SVI and Chex common stock, with an offset to additional paid-in capital. The restated consolidated accumulated deficit of the accounting acquirer (Chex) has been carried forward after the exchange. On June 29, 2004, SVI changed its name to FFFC.

Effective January 21, 2014, the Board of Directors of the Company approved the issuance of 1,000 shares of Class C Preferred Stock (as defined and described below) (the “Class C Preferred Stock Shares”) to Mr. Henry Fong, the Company’s sole officer and Director, or his assigns in consideration for services rendered to the Company and continuing to work for the Company without receiving significant payment for services and without the Company having the ability to issue shares of common stock as the Company does not have sufficient authorized but unissued shares of common stock to allow for any such issuances.

As a result of the issuance of the Class C Preferred Stock Shares to Mr. Fong, or his assigns and the Super Majority Voting Rights (described below), Mr. Fong obtained voting rights over the Company’s outstanding voting stock which provides him the right to vote up to 51% of the total voting shares able to vote on any and all shareholder matters.  As a result, Mr. Fong will exercise majority control in determining the outcome of all corporate transactions or other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of the Company’s assets, and also the power to prevent or cause a change in control. The interests of Mr. Fong may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.  Additionally, it may be impossible for shareholders to remove Mr. Fong as an officer or Director of the Company due to the Super Majority Voting Rights.

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THE REVERSE SPLIT

The Board of Directors believes that it is in the best interest of the Company's shareholders and the Company for the Board to have the authority to maintain the Company’s authorized capital and to effect a reverse stock split of the Company's common shares in order to comply with default provisions of certain convertible promissory notes we have outstanding, make the Company more attractive for a potential financing transaction, and to pursue business expansion opportunities. The Board of Directors intends to effect a reverse stock split no sooner than 20 days following the mailing of this Information Statement to the Company's shareholders and only upon its determination that a reverse stock split would be in the best interests of the shareholders at that time. The Board of Directors would set the specific timing for such a split within the authority granted by the shareholders, but only following notification to and approval by FINRA.

The Company currently has several convertible notes outstanding with third party institutional investors. These notes are convertible into our common stock at various discounts to our market price ranging from 45% to 50% of the average of the lowest three closing bid prices in the ten (10) to thirty (30) trading day period prior to conversion, depending on the individual note. In addition, these notes require the Company to maintain sufficient authorized share reserves for future issuances in amounts equal to five (5) times the number of shares that are actually issuable upon full conversion of the notes. Currently we have 9,000,000,000 shares of common stock authorized and 8,618,747,434 issued and outstanding leaving virtually no shares available for issuance to these convertible note holders. Accordingly, the default provisions of the convertible notes provide that should the lender declare an Event of Default as a result of our inability to issue shares of stock upon conversion and/or our lack of sufficient authorized shares equaling five times the number issuable upon conversion, the principal balance of the notes would increase to 150% of the then outstanding principal balance of the notes. As of the date of this Information Statement, our lenders have not declared any Events of Default as they are aware we are pursuing the reverse split of our common stock.

Criteria to be Used for Decision to Apply the Reverse Stock Split

Upon effectiveness of the reverse stock split, the Board of Directors will be authorized to proceed with the reverse split in their discretion. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our common stock, our additional funding requirements and the amount of our authorized but unissued common stock. No further action on the part of shareholders will be required to either increase the Company’s authorized capital or to implement or abandon the reverse stock split. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company's shareholders.

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ADVANTAGES AND DISADVANTAGES OF REVERSE SPLIT

There are certain advantages and disadvantages of completing the reverse split and not changing the Company's authorized common stock. The advantages include:

•	The ability to raise capital by issuing capital stock under future financing transactions, if any.
•	To have shares of common stock available to pursue business expansion opportunities, if any.
•	To maintain compliance with covenants of certain convertible promissory notes currently outstanding including default provisions that provide for an increase in principal of at least 1.5 times the total amount due.

The disadvantages include:

•	Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.
•	Dilution to existing shareholders due to conversion to common stock from our currently outstanding promissory notes.
•	Our Series C Preferred stock notwithstanding, the issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company's Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

CERTAIN RISK FACTORS ASSOCIATED WITH THE REVERSE STOCK SPLIT

There can be no assurance that the total market capitalization of the Company's Common Stock (the aggregate value of all Company’s Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Company's Common Stock outstanding before the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract or satisfy potential acquisition targets and there is no guarantee that any transaction will be effected.

A decline in the market price of the Company's Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company's Common Stock could be adversely affected following such a reverse stock split.

IMPACT OF THE PROPOSED REVERSE STOCK SPLIT IF IMPLEMENTED

The purpose of allowing the Board to pick the ratio of the reverse stock split is to provide us with the flexibility to achieve the desired results of the reverse stock split. By this means the Board of Directors would implement a reverse stock split only upon its determination that a reverse stock split would be in our best interests at that time. If the Board of Directors were to effect a reverse stock split, the Board of Directors would set the timing for the reverse stock split and select the specific ratio and publicly announce the chosen ratio at least ten days prior to the effectiveness of the reverse stock split. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to December 31, 2014, the Board of Directors would not effect a reverse stock split without seeking additional stockholder approval. The Board of Director reserves its right to elect not to proceed with the reverse stock split if, in its sole discretion, this proposal is no longer in our best interests.

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A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if the reverse stock split is approved by our stockholders and the Board of Directors elects a 1-for-100 reverse stock split, a stockholder holding 10,000 shares of our common stock before the reverse stock split would hold 100 shares of our common stock immediately after the reverse stock split.

Common Stock Holdings

Each issued share of common stock immediately prior to the effective time of the reverse stock split will automatically be changed, as of the effective time of the reverse stock split, into a fraction of a share of common stock based on the exchange ratio determined by the Board of Directors.

Because the reverse stock split would apply to all issued shares of our common stock, the proposed reverse stock split would not alter the relative rights and preferences of existing stockholders nor affect any stockholder’s proportionate equity interest in the Company, except for stockholders that would otherwise receive fractional shares as described below.

The following table sets forth the approximate percentage reduction in the outstanding shares of our common stock and the approximate number of shares of our common stock that would be outstanding as a result of the reverse stock split at various ratios that the Board of Directors may determine in its discretion, based on the 8,618,747,434 shares of our common stock issued and outstanding as of December 4, 2014:

Proposed Reverse Stock Split Ratio	Percentage Reduction In Outstanding Shares	Shares Outstanding After Reverse Stock Split
1 for 50	98.0%	180,000,000
1 for 75	98.7%	120,000,000
1 for 100 1 for 300 1 for 600	99.0% 99.9% 99.98%	90,000,000 30,000,000 15,000,000

Stockholders should note that it is not possible to accurately predict the effect of the reverse stock split on the market prices for the common stock, and the history of reverse stock splits is varied. In particular, there is no assurance that the price per share of the common stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or will increase at all. In addition, there can be no assurance that any increase in the market price of our common stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve some or all of the other desired results summarized above. Further, because some investors may view the reverse stock split negatively, there can be no assurance that the actual implementation of the reverse stock split will not adversely affect the market price of the common stock.

The principal effect of the reverse stock split will be that:

•	Based on the current number of issued and outstanding shares of the Company’s Common Stock, the number of shares of the Company's Common Stock issued and outstanding will be reduced (based upon the ratio adopted by the Board of Directors) from 8,618,747,434 shares to not less than 15,000,000 shares nor more than 180,000,000;
•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into the Company's Common Stock will be reduced proportionately; and
•	proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options or warrants entitling the holders to purchase shares of the Company's Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split.

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Odd Lot Transactions

It is likely that some of our stockholders will own “odd-lots” of fewer than 100 shares following a reverse stock split. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers, and generally may be more difficult than a “round lot” sale (i.e., sales denominated in units of 100 shares). Therefore, those stockholders who own less than 100 shares following a reverse stock split may be required to pay somewhat higher transaction costs and may experience some difficulties or delays should they then determine to sell their shares of common stock. The Board of Directors believes, however, that these potential effects are outweighed by the potential benefits of the reverse stock split.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of the Company's Common Stock and outstanding rights to acquire the Company's Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Company's Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company's Common Stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors.  As of December 4, 2014, we had 9,000,000,000 shares of authorized Common Stock and 8,618,747,434 shares of Common Stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future.

These additional shares would be available for issuance from time to time for corporate purposes such as capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible preferred stock, convertible debt, warrants or options convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of common stock to raise equity capital or to make acquisitions using our common stock. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially.

The additional shares of our common stock that would become available for issuance upon an effective reverse stock split could also be used by us to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in order to respond to a hostile takeover attempt or to any attempt to obtain control of the Company.

Effect on Fractional Shareholders

All fractional interests resulting from the reverse split will be rounded up to the nearest whole share.

Effect on Registered and Beneficial Shareholders

Upon a reverse stock split, we intend to treat shareholders holding the Company's Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Company's Common Stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

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Effect on Registered Certified Shares

Some of our registered shareholders hold all their shares in certificate form.  If any of your shares are held in certificate form, you will not be required to exchange your certificate for a new one evidencing the post-reverse stock split shares. Shareholders who wish to exchange their pre-reverse stock split certificates may do so by contacting the Company's transfer agent, Interwest Transfer Company at 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117 or (801)272-9294 to complete such exchange at their own expense.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND ARE NOT REQUIRED TO SUBMIT ANY CERTIFICATE(S) TO THE COMPANY OR ITS TRANSFER AGENT.

Accounting Matters

The stated capital attributable to the Company's Common Stock on its balance sheet will be unchanged. The per-share net income or loss and net book value of the Company's Common Stock will be restated because there will be fewer shares of the Company's Common Stock outstanding.

Procedure for Effecting Reverse Stock Split

If the Board of Directors decides to implement the reverse stock split at any time prior to December 31, 2014, the Company will promptly file a Certificate of Change with the Nevada Secretary of State to amend our existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the Board of Directors, nor the approval by the shareholders, of the Reverse Split provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under Section 78 of the Revised Nevada Statutes, the Articles of Incorporation or the Bylaws.

Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split, if implemented. The summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), applicable Treasury Regulations, judicial authority, and administrative rulings effective as of the date of hereof. These laws and authorities are subject to change, possibly on a retroactive basis. The discussion below does not address any state, local or foreign tax consequences of the reverse stock split, nor does it address any consequences under non-income tax laws or under any tax treaty. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split.

The following discussion is intended only as a summary of the material U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete analysis or listing of all of the potential tax. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to each of our stockholders in light of their particular circumstances, such as stockholders who exercise dissenters’ rights, who are treated as partnerships or otherwise as pass-through entities for U.S. federal income tax purposes, who are dealers in securities, who are traders in securities who have elected the mark-to-market method of accounting, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are financial institutions or insurance companies, who are “S corporations”, who are “regulated investment companies”, who are “real estate investment trusts”, who are tax-exempt organizations, who are tax-qualified retirement plans, who are governments or agencies or instrumentalities thereof, who are eligible to treat their shares of Company common stock as “qualified small business stock”, who do not hold their Company common stock as a capital asset at the time of the reverse stock split, who acquired their Company common stock in connection with common stock option or common stock purchase plans or in other compensatory transactions, who hold Company common stock as part of an integrated investment (including a “straddle”) comprised of Company common stock and one or more other positions, who hold our common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code, who are expatriates or certain former long-term residents of the U.S., who are “controlled foreign corporations”, who are “passive foreign investment companies”, who are corporations that accumulate earnings to avoid U.S. federal income tax, or who have a functional currency other than the U.S. dollar. This summary does not address the tax effects of the reverse stock split to holders of Company options or warrants. Those stockholders, if any, are encouraged to consult their own tax advisors.

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The following discussion does not address the tax consequences of transactions effectuated prior to, concurrent with or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split). Stockholders are encouraged to consult their own tax advisors regarding the tax consequences to them of any transactions undertaken prior to, concurrent with or after the reverse stock split.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company common stock that is any of the following:

•	an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;
•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or
•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds shares of Company common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company common stock should consult their tax advisors.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to U.S. Holders of Common Stock.

We believe that the reverse stock split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, provided that the fair market value of the post-reverse stock split shares is equal to the fair market value of the pre-reverse stock split shares surrendered in the reverse stock split:

•	A U.S. Holder will not recognize any gain or loss as a result of the reverse stock split (except to the extent of cash received in lieu of a fractional share).
•	A U.S. Holder’s aggregate tax basis in his, her or its post-reverse stock split shares will be equal to the aggregate tax basis in the pre-reverse stock split shares exchanged therefor, reduced by the amount of the adjusted basis of any pre-reverse stock split shares exchanged for such post-reverse stock split shares that is allocated to any fractional share for which cash is received.
•	A U.S. Holder’s holding period for the post-reverse stock split shares will include the period during which such stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Tax Consequences to the Company. We do not expect to recognize any taxable gain or loss as a result of the reverse stock split.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, the Company will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our Chief Executive Officer, President and Chief Financial Officer, and (iv) all executive officers and directors as a group as of December 4, 2014.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Shares of Common Stock Owned (1)	Shares of Common Stock Underlying Options (1)	Total	Percentage of Common Stock Owned (2)	Shares of Class B Preferred Stock (1)	Percentage of Class B Preferred Stock Owned (3)	Shares of Class C Preferred Stock (1)	Percentage of Class C Preferred Stock Owned (4)
Henry Fong (5)(6)	116,946,175	270,000	117,161,175	1.36%	1,791,667	100.0%	1,000	100.0%

HPI Partners, LLC (7)	10,500,000	—	10,500,000	0.12%	175,000	9.8%	—	—

Carbon Capture, Inc. (8)	97,000,000	—	97,000,000	1.13%	1,616,667	90.2%	—	—

All officers and directors as a group (one person)	116,946,175	270,000	117,946,175	1.36%

(1) The beneficial owners exercise sole voting and investment power.

(2) As of December 4, 2014, 8,618,747,434 shares of our common stock were outstanding

(3) As of December 4, 2014 there were 1,791,667 shares of our Class B preferred stock outstanding.

(4) As of December 4, 2014, there were 1,000 shares of Class C Preferred stock outstanding.

(5) The address of the beneficial owner is 7315 E. Peakview Avenue, Centennial, Co. 80111. Common stock owned includes 9,000,000 shares owned by Mr. Fong’s spouse and 107,500,000 shares of common stock assumes the conversion of 1,791,666 shares of Class B Preferred Stock. Class B Preferred stock includes 1,616,667 shares owned by Carbon Capture, Inc. (“CCC”) and 175,000 shares owned by HPI Partners, LLC (“HPIP”). CCC and HPIP are controlled by Mr. Fong. The Class B Preferred Stock converts to 60 shares of common stock for each share.

(6) As a result of the issuance of the Class C Preferred Stock Shares to Mr. Fong, or his assigns and the Super Majority Voting Rights (described below), Mr. Fong obtained voting rights over the Company’s outstanding voting stock which provides him the right to vote up to 51% of the total voting shares able to vote on any and all shareholder matters.  As a result, Mr. Fong will exercise majority control in determining the outcome of all corporate transactions or other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of the Company’s assets, and also the power to prevent or cause a change in control. The interests of Mr. Fong may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.  Additionally, it may be impossible for shareholders to remove Mr. Fong as an officer or Director of the Company due to the Super Majority Voting Rights.

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(7) The address of the beneficial owner is 7315 E. Peakview Avenue, Centennial, Co. 80111. Common stock includes 10,500,000 from the conversion of 175,000 shares of Class B Preferred Stock. Class B Preferred Stock converts to 60 shares of common stock for each share.

(8) The address of the beneficial owner is 7315 E. Peakview Avenue, Centennial, Co. 80111. Common stock includes the 97,000,000 from the conversion of Class b Preferred Stock. Class B Preferred Stock converts to 60 shares of common stock for each share.

Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

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FINANCIAL AND OTHER INFORMATION

For detailed information on our corporation, including financial statements, you may refer to our Form l0-KSB and Forms 10-QSB filed with the SEC. Copies of these documents and other SEC filings are available on the SEC's EDGAR database at www.sec.gov.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

Dated: December 18, 2014	/s/ Henry Fong
Henry Fong, President and Director

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